                                                                                           Exhibit 99.4

LYNCH CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS  (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     LGL GROUP, INC.
                                     UNAUDITED PROFORMA CONSOLIDATED
                                     CONDENSED STATEMENTS OF OPERATIONS
                                     QUARTER ENDED 3/31/2007

                                                                              (1)
                                                       Consolidated     Reflects Activity    Pro Forma
                                                                        of Lynch Systems
SALES AND REVENUES                                      $    10,667     $     1,290         $     9,377
COST OF SALES                                                 8,307             890               7,417
                                                        -----------     -----------         -----------
  OPERATING EXPENSES                                          3,248             597               2,651
                                                        -----------     -----------         -----------
OPERATING INCOME (LOSS)                                        (888)           (260)               (691)
                                                                                                      0
INVESTMENT INCOME                                             1,526               0               1,526
INTEREST (EXPENSE)                                              (96)             (7)                (89)
OTHER INCOME (EXPENSE)                                          (10)             (0)                (10)
                                                        -----------     -----------         -----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME                     532            (267)                799

PROVISION FOR FEDERAL INCOME TAXES                              (58)             92                (149)
                                                        -----------     -----------         -----------
NET INCOME (LOSS)                                       $       474            (175)                649
                                                        ===========     ===========         ===========
WEIGHTED AVERAGE SHARES BASIC                             2,154,702                           2,154,702
WEIGHTED AVERAGE SHARES DILUTED                           2,175,813                           2,175,813
Earnings Per Share basic                                $      0.22                         $      0.30
Earnings Per Share fully diluted                        $      0.22                         $      0.30

(1) represents the  elimination of the revenue and other costs  associated  with Lynch Systems which was sold on June 19, 2007